Exhibit 4.14

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. (IMTX) has determined that the information (i) is not material and (ii) is the type that IMTX customarily and actually treats as private or confidential.

THE UNIVERSITY OF TEXAS HEALTH SCIENCE CENTER AT HOUSTON

AND

IMMATICS US, INC.

AMENDMENT NUMBER 6- FACILITIES/EQUIPMENT USE AND SERVICES AGREEMENT

This Amendment Number 6 (“Amendment”) to the Facilities/Equipment Use and Services Agreement (“Agreement”) is entered into effective the 1st day of June 2020, by and between The University of Texas Health Science Center at Houston, (“UTHealth”) and lmmatics US, Inc. (“lmmatics”). UTHealth and lmmatics shall be known collectively as “the Parties” and singularly as “a Party” or “the Party.”

WHEREAS, the Parties previously entered into an Agreement effective September 1, 2015, as previously amended, whereby UTHealth makes available certain facilities, equipment, and personnel in support of projects; and

WHEREAS, the Parties now desire to amend the Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Section 1.1. a shall be deleted in its entirety and replaced with the following:

“Production Suites/Administrative Space. An exclusive license to use certain production suites and administrative space located in the Facility, described as Rooms BBS 6310, BBS 6312, BBS 6314, and a cubicle in BBS 6102 (the “Premises”). The use of Room BBS 6310 shall be for the period February 1, 2017 through December 31, 2024, BBS 6312 shall be for the period September 1, 2015 through December 31 , 2024 and the use of Room BBS 6314 shall be for the period February 1, 2016 through December 31, 2024.”

2.	Section 5.1 shall be deleted in its entirety and replaced with the following:

“This Agreement shall commence as of September 1, 2015, and shall continue until December 31, 2024 (“Term”), unless the term is otherwise limited as set forth in Section 1.1a or Section 5.2.”

3.	Section 9 shall be deleted in its entirety and replaced with the following:

“Compensation. In consideration for the license herein granted for the use of the Licensed Facilities and the other services provided by UTHealth pursuant to this Agreement, lmmatics shall compensate UTHealth as follows:

For the period June 1, 2020 through December 31, 2021:

•

a comprehensive monthly fee of [**] per production suite (i.e., BBS 6310, BBS 6312, and BBS 6314) inclusive of a [**] administrative fee and calculated in accordance with the budget set forth in Exhibit E-2 for the applicable term set forth in section 1.1a.

•

a monthly fee of [**] for the exclusive use of a Biosafe Sepax 2 RM automated cell processing system for the same term set forth in section 5.1. This fee is inclusive of a [**] administrative fee and covers the maintenance of the instrument. In case of breakdown, during the downtime of the instrument the samples may be processed on an identical system located in The Judith R. Hoffberger Cellular Therapeutics Laboratory and such service will be invoiced separately.

Process specific reagents and other supplies are not included in the cost set forth above and shall be procured by UTHealth and invoiced to lmmatics as a separate line item charge. Additionally, individual extra-ordinary services as set forth in Exhibit F shall be invoiced to lmmatics as a separate line item charge. The invoices for reagents, other supplies, and extra-ordinary services shall also include a [**] administrative fee.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. (IMTX) has determined that the information (i) is not material and (ii) is the type that IMTX customarily and actually treats as private or confidential.

All payments shall be made within [**] days after receipt of the invoice and mailed to the address below or sent by electronic funds transfer:

The University of Texas Health Science Center at Houston

6431 Fannin Street, MSB 5.248

Houston, TX 77030

Attn: Diane Harnden

For the period January 1, 2022 through December 31, 2024:

a comprehensive monthly fee of [**] per production suite (i.e., BBS 6310, BBS 6312, and BBS 6314) inclusive of a [**] administrative fee and calculated in accordance with the budget set forth in Exhibit E-2 for the applicable term set forth in section 1.1a.

•

a monthly fee of [**] for the exclusive use of a Biosafe Sepax 2 RM automated cell processing system for the same term set forth in section 5.1. This fee is inclusive of a [**] administrative fee and covers the maintenance of the instrument. In case of breakdown, during the downtime of the instrument the samples may be processed on an identical system located in The Judith R. Hoffberger Cellular Therapeutics Laboratory and such service will be invoiced separately.

Process specific reagents and other supplies are not included in the cost set forth above and shall be procured by UTHealth and invoiced to lmmatics as a separate line item charge. Additionally, individual extra-ordinary services as set forth in Exhibit F shall be invoiced to lmmatics as a separate line item charge. The invoices for reagents, other supplies, and extra-ordinary services shall also include a [**] administrative fee.

All payments shall be made within [**] days after receipt of the invoice and mailed to the address below or sent by electronic funds transfer:

The University of Texas Health Science Center at Houston

6431 Fannin Street, MSB 5.248

Houston, TX 77030

Attn: Diane Harnden”

4. Exhibit E2 shall be deleted in its entirety and replaced with the following:

For the period June 1, 2020 thorugh December 31, 2021

[**]

For the period January 1, 2022 thorugh December 31, 2024

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. (IMTX) has determined that the information (i) is not material and (ii) is the type that IMTX customarily and actually treats as private or confidential.

[**]

Except as provided for herein, all other terms and conditions of the Agreement effective September 1, 2015, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the first date written above.

SIGNED:

IMMATICS US, INC.		THE UNIVERSITY OF TEXAS HEALTH SCIENCE AT HOUSTON

By:	/s/ Steffen Walter	By:	/s/ T. Kevin Dillon
Steffen Walter		T. Kevin Dillon
Chief Technology Officer		Sr. Executive Vice President, Chief Operating and Financial Officer

Date: 6/17/2020		Date: 06/19/2020

APPROVED AS TO LEGAL FORM on behalf of UTHealth
By	dsl 6/19/2020